Exhibit 99.1

News

Carl Vogel Joins NextWave Wireless Board as Independent Director

SAN DIEGO – Nov. 12, 2009 – NextWave Wireless Inc. (NASDAQ: WAVE) today announced that its Board of Directors has elected Carl Vogel, a prominent communications industry executive, to fill an existing vacancy on the Board. Mr. Vogel will serve as a Class II director with a term expiring at the Company’s 2011 Annual Meeting of Stockholders.

“Carl is truly one of the leaders in the media and communications industry. We are very excited about his decision to join the NextWave Board”, said Allen Salmasi, Chairman of the Board of Directors of NextWave Wireless Inc.

Mr. Vogel is currently a member of the Board of Directors and a Senior Advisor to Dish Network Corporation, a publicly traded company in the multi-channel video business serving in excess of 13 million customers throughout the United States. He is also a partner at SCP Worldwide, a sports, media and entertainment company that owns and operates a variety of companies including the National Hockey League’s St. Louis Blues and Major League Soccer’s Real Salt Lake. Mr. Vogel served as President of Dish Network from September 2006 to February of 2008 and served as Vice Chairman from June 2005 until March 2009. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a publicly-traded company providing cable television and broadband services to approximately six million customers. Between 1997 and 2001, Mr. Vogel held various senior executive positions in companies affiliated with Liberty Media Corporation. Mr. Vogel is also currently serving on the Board of Directors and Audit Committees of Shaw Communications, Inc., a publicly traded diversified communications company providing broadband cable and direct-to-home satellite services in Canada and Universal Electronics Inc. a publicly traded company providing wireless control technology for the connected home.

“With Carl’s background and experience in media content distribution and spectrum-based networks, we believe that he will make significant contributions to the management and oversight of our PacketVideo multimedia business, as well as our spectrum management activities,” added Jim Brailean, President and CEO of NextWave Wireless Inc.

Mr. Vogel was nominated by Avenue Capital Management II, L.P. (“Avenue Capital”) pursuant to the director designation agreement entered into by the Company and Avenue Capital in connection with the Company’s Second Lien Notes financing in October 2008. Affiliates of Avenue Capital hold interests in the Company’s secured notes and Robert Symington, a Senior Portfolio Manager at Avenue Capital, is a member of the Board. Mr. Vogel is not affiliated with Avenue Capital and will not receive any compensation from Avenue Capital in connection with his service on the Board of Directors. Mr. Vogel will receive the Company’s standard independent director fees and a grant of a fair market value option to purchase 2.5 million shares of the Company’s common stock, subject to vesting requirements.

About NextWaveWireless

NextWave Wireless Inc. is a wireless technology company that develops, produces and markets mobile multimedia and consumer electronic connectivity products including device-embedded software for mobile handsets, client-server media platforms, media sharing software for consumer electronics and pocket-sized mobile broadcast receivers. The company also manages and maintains worldwide wireless spectrum licenses.

CONTACT

NextWaveWireless Investor Relations

Fran Harding

Investor Relations

NextWave Wireless

(858) 731-5642

fharding@nextwave.com